UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street Louisville, Kentucky		40202-2412
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 20, 2012 (the “Effective Date”), a subsidiary of Kindred Healthcare, Inc. (the “Company”) entered into an amended Employment Agreement (the “Amended Agreement”) with Benjamin A. Breier, the Company’s President and Chief Operating Officer. The Amended Agreement will replace and supersede, in all respects, the employment agreement Mr. Breier signed as of May 17, 2012 (the “Prior Agreement”). The Amended Agreement, among other things:

•	increases Mr. Breier’s annual base salary to $750,000;

•

provides for the award of 250,000 restricted shares of the Company’s common stock, par value $0.25 per share, to Mr. Breier on the Effective Date, all of which vest on the three year anniversary of the Effective Date;

•

modifies the “Good Reason” termination definition by adding (i) the failure of the Company to publicly announce Mr. Breier as successor chief executive officer of the Company by August 31, 2014, (ii) the failure to effectuate his transition to chief executive officer by August 31, 2015, and (iii) the Company’s appointment or announcement of the appointment of another person as interim, acting or successor chief executive officer. Mr. Breier will receive certain severance benefits from the Company should he terminate his employment for “Good Reason”; and

•

imposes a non-competition restriction on Mr. Breier that will expire one year following the termination of his employment with the Company. In addition, the Amended Agreement extends the existing non-solicitation provision from one year to two years following the termination of his employment with the Company.

All remaining terms and conditions of the Amended Agreement are substantially the same to those set forth in the Prior Agreement. A copy of the Amended Agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Employment Agreement dated as of September 20, 2012 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 21, 2012	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary